Exhibit 21

QUANTUM CORPORATION

SUBSIDIARIES OF THE REGISTRANT

1	A.C.N. 120.786.012 Pty. Ltd., an Australian company
2	Advanced Digital Information Corporation, a Washington Corporation
3	Certance (US) Holdings, Inc., a Delaware corporation
4	Certance Holdings Corporation, a Delaware corporation
5	Certance LLC, a Delaware limited liability company
6	Quantum Beteiligungs GmbH, a German corporation
7	Quantum Boehmenkirch GmbH & Co. KG, a German corporation
8	Quantum Distribution UK Ltd., a United Kingdom corporation
9	Quantum GmbH, a German corporation
10	Quantum India Development Center Private Ltd., an Indian company
11	Quantum International Inc., a Delaware corporation
12	Quantum Korea Co. Ltd., a Korean corporation
13	Quantum Peripherals (Europe) SARL, a Swiss corporation
14	Quantum SARL, a French corporation
15	Quantum Storage Australia Pty. Ltd., an Australian corporation
16	Quantum Storage GmbH, a Swiss corporation
17	Quantum Storage Japan Corporation, a Japanese corporation
18	Quantum Storage Singapore Pte. Ltd., a Singapore private company
19	Quantum Storage UK Ltd., a United Kingdom corporation
20	Rocksoft Pty. Ltd., an Australian company